Exhibit 99.12

Summary of Loan Agreement Entered into by and between Shenzhen BAK Battery Co., Ltd. (“the Company”) and Shenzhen Longgang Branch, Bank of China (the “Creditor”) Dated November 6, 2009

Main articles:

  Contract number: (2009)Zhenzhongyin Ganghuilizi 071;

  Loan principal: JPY 58,584,000;

  Loan Term: from November 6, 2009 to November 6, 2010;

  Interest rate: fixed at 0.74375%;

■	Interest settlement day is the maturity date of the loan;
■	Penalty interest rate for delayed repayment is 2.23%;

  If any of the following occurs, the Creditor is entitled to demand prepayment of loan principal and interest before maturity and cancel all loans unprovided:

■	Delay in repayment of loan interest and the loan principal;
■	The Company provides untrue declaration or breaks promise;
■	The Company breaks other agreements with respect to its obligation;

  Breach of contract penalties: release loan agreement, demand prepayment of loan principal and interest before maturity; withdraw from any accounts of the Company the loan principal, interest and other fees; any other measures the Creditor believes necessary and possible, etc.

  Amount of collateral: RMB4,406,200

Headlines of the articles omitted

  Loan arrangement

  Interest clearing of the loan

  Fee

  Payment of the loan

  Guarantee

  Declaration and Promise of the Company

  Other agreements

  Modification, Amendment and Termination of Contract

  Disputation settlement

  Attachment

  Validity

  Text

  Notice